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Exhibit (2)(r)(2)

Code of Ethics

J.P. Morgan Private Investments Inc.

Current Effective Date: December 2020

TABLE OF CONTENTS

1. Summary	3

2. Scope	4

3. Changes from Previous Version	4

4. Personal Trading - Reporting Requirements	4

4.1. Background	4

4.2. Holdings Reports	4

4.3. Transaction Reports	5

4.4. Consolidated Report	6

4.5. Exceptions from Transaction Reporting Requirements	6

5. Personal Trading Requirements	7

5.1. Pre-Approval of Certain Investments	7

5.2. Approved Broker Requirement	7

5.3. Blackout Provisions	7

5.4. Minimum Investment Holding Period and Market Timing Prohibition	8

5.5. Trade Reversals and Disciplinary Action	8

6. Books and Records to be Maintained by Investment Advisers	8

7. Privacy	9

8. Anti-Corruption	9

9. Conflicts of Interest	9

9.1. Trading in Securities of Clients	9

9.2. Trading in Securities of Suppliers	9

9.3. Pre-Clearance Procedures for Value-Added Investors	10

9.4. Gifts and Entertainment	10

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9.5. Political Contributions and Activities	12

9.6. Charitable Contributions	12

9.7. Outside Interests	12

10. Training	13

11. Escalation Guidelines	13

11.1.Violations Prior to Material Violation	13

11.2.Material Violations	13

12. Defined Terms	14

13. Document Information	16

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1.	Summary

This Code of Ethics for J.P. Morgan Private Investments Inc. (“JPMPI”) (the “Code”) has been adopted in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). Rule 204A-1 requires an investment adviser registered under Section 203 of the Advisers Act (such as JPMPI) to establish, maintain and enforce a written Code of Ethics that, at a minimum, includes:

1.	Standards of business conduct that are required of Supervised Persons and reflect the investment adviser’s fiduciary obligations to clients;

2.	Provisions requiring Supervised Persons to comply with applicable Federal Securities Laws;

3.	Provisions requiring all Access Persons to report their personal securities transactions and holdings periodically to the investment adviser for review;

4.

Provisions requiring Supervised Persons to report any violation of the Code promptly to the Chief Compliance Officer (“CCO”), or to other persons designated in the Code and through the various reporting channels as provided in the How To Report A Violation page of the JPMC Code of Conduct intranet site; and

5.

Provisions requiring the investment adviser to provide Supervised Persons with a copy of this Code and any amendments, and requiring Supervised Persons to provide written acknowledgement of receipt of the Code and any amendments.

It is the duty of all Supervised Persons to act in the best interests of their clients, place the interests of JPMPI Clients before their own personal interests at all times, and to avoid any actual or potential conflicts of interest. Supervised Persons are the officers, directors, employees (or other persons occupying a similar status or performing similar functions) of JPMPI, or any other person who is subject to JPMPI’s supervision or control.

Supervised Persons who meet the definition of Access Persons under this Code (as determined by the Compliance Department) are deemed Access Persons of JPMPI. Access Persons are subject to periodic reporting requirements related to personal trading, as described in this Code.

All JPMPI Supervised Persons are subject to the most current version of the Firmwide Code of Conduct. This Code may establish more stringent standards reflecting the fiduciary obligations of JPMPI and its Supervised Persons than those established under the Firmwide Code of Conduct. In the event that a difference exists between any of the policies and procedures of the Firmwide Code of Conduct and this Code, the more restrictive provision shall apply to JPMPI Supervised Persons. Except as expressly stated herein, the CCO may waive or grant exceptions to any requirement or standard established by this Code in any circumstances in which the CCO determines such waiver or exception is appropriate and consistent with Federal Securities Laws and other JPMC policies.

Supervised Persons must comply with applicable Federal Securities Laws1 and promptly report any known or suspected violations of the Code to the Compliance Department, which shall report any such violation promptly to the CCO, or through the various reporting channels provided in the How To Report A Violation page of the JPMC Code of Conduct intranet site.

[1]	And/or any other applicable non-U.S. securities laws governing their jurisdiction.

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Your reporting obligations do not prevent you from reporting to the government or regulators conduct that you believe to be in violation of law and it does not require you to notify JPMPI prior to reporting to the government or regulators. JPMPI strictly prohibits intimidation or retaliation against anyone who makes a good faith report about a known or suspected violation of the Code, or any law or regulation.

Compliance with the Code, and other applicable policies and procedures, is a condition of employment. The rules, procedures, reporting and recordkeeping requirements set forth in the Code are hereby adopted and certified as reasonably necessary to prevent Supervised Persons from violating the provisions of the Code and applicable Federal Securities Laws.

The Compliance Department provides a link to this Code and any amendments to all Supervised Persons and requires their attestation of compliance with this Code at least annually. These records are maintained by the Compliance Department as part of its books and records as required by the Advisers Act. The forms of acknowledgment and affirmation shall be determined by the Compliance Department.

Annually, the Compliance Department must review that the Code adequately reflects JPMPI’s fiduciary obligations and those of its Supervised Persons.

2.	Scope

Subject To
Lines of Business	• Asset and Wealth Management – Wealth Management

Function(s)	• JPMPI Supervised Persons, which is a population defined in this document

Locations	• All

Legal Entities	• J.P. Morgan Private Investments Inc.

3.	Changes from Previous Version

This document has been updated to conform to the latest internal template for policies and procedures.

4.	Personal Trading - Reporting Requirements

4.1.	Background

The Advisers Act requires that Access Persons periodically report their current holdings of, and transactions in, Reportable Securities. Subject to the exceptions set forth in Section 4.5, Access Persons must report personal holdings of Reportable Securities in the format designated by the Compliance Department. Reports may be submitted as attachments on an Access Persons Form. Access Persons will be notified via email to complete and submit the Access Persons Form at the required times.

4.2.	Holdings Reports

Access Persons must submit holdings reports to the Compliance Department documenting current securities holdings:

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a)	Content of Holdings Reports

Each holdings report must contain, at minimum:

1)	Account Details

The name of any broker, dealer or bank with which the Access Person maintains a Covered Account in which any Reportable Securities are held for the Access Person’s direct or indirect benefit, as well as all pertinent Covered Account details (e.g., account title, account number, etc.).

2)	Account Statements

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership.

3)	Submission Date

The date the Access Person submits the report to the Compliance Department.

b)	Submission of Holdings Reports

Access Persons must submit both an initial and annual holdings report:

1)	Initial Report

Must be submitted no later than 10 days after the person becomes an Access Person and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2)	Annual Report

Must be submitted at least once each 12-month period. Thereafter, the annual report must be submitted on or before January 30, and the information must be current as of a date no more than 45 days prior to the date the report was submitted; provided, however, that the Compliance Department may deem that annual account statements are not required due to electronic-position reporting received from Approved Brokers.

4.3.	Transaction Reports

Access Persons may be required to submit to the Compliance Department securities transactions reports on a quarterly basis, in the form designated by the Compliance Department. Transaction reports are not required to be submitted for accounts maintained at Approved Brokers. See Section 4.5(c) and Section 5.2. Securities transaction reports must meet the following requirements:

a)	Content of Transaction Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

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1)

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3)	The price of the security at which the transaction was effected;

4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

5)	The date the Access Person submits the report to the Compliance Department.

To the extent Access Persons are required to submit transaction reports (for accounts not maintained at Approved Brokers), Access Persons must submit, in the form designated by the Compliance Department.

b)	Timing of Transaction Reports

To the extent Access Persons are required to submit transaction reports (for accounts not maintained at Approved Brokers), each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter. The report must cover, at a minimum, all transactions in Reportable Securities during the quarter.

4.4.	Consolidated Report

At the discretion of the Compliance Department, the form of annual holdings report may be combined with the form of the concurrent quarterly transaction report, provided that such consolidated holdings and transaction report meets, at a minimum, the timing requirements of both such reports if submitted separately.

4.5.	Exceptions from Transaction Reporting Requirements

An Access Person need not submit:

a)	Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

b)	A transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

c)

A transaction report for an account maintained at an Approved Broker such that the report would duplicate information contained in broker trade confirmations or account statements that the Compliance Department receives no later than 30 days after the end of the applicable calendar quarter; and

d)	Any report with respect to transactions in Reportable Funds.

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5.	Personal Trading Requirements

All JPMPI Access Persons are subject to the Personal Account Dealing Policy Asset Management Supplement (“RIA Policy”) with respect to certain personal trading requirements, limitations, restrictions and corrective actions described therein (including, without limitation, pre-approval requirements, designated broker requirements and blackout and holding periods).2 Each Access Person should carefully review the RIA Policy. Any questions regarding the RIA Policy or its application should be directed to the Compliance Department.

Given the potential access to Proprietary and Client information that Supervised Persons may have, JPMPI and its Access Persons must avoid even the appearance of impropriety with respect to personal trading, which must be oriented toward investment rather than short-term or speculative trading. The RIA Policy is designed to help prevent and detect violations of securities laws and industry conduct standards and to minimize actual or perceived conflicts of interest that could arise due to personal investing activities.

Preclearance is not required for JPMC securities (common stock, bonds, restricted stock units and employee stock options), except for Window List Personnel, who are employees that are in possession, or have the potential to come into possession through the nature of their job duties, with material non-public information (“MNPI”) on JPMC.

5.1.	Pre-Approval of Certain Investments

Access Persons must obtain approval from the Compliance Department before directly or indirectly acquiring Beneficial Ownership in any Reportable Security, including initial public offerings and limited offerings. The RIA Policy sets forth the pre-clearance procedures as well as any exceptions to the pre-clearance requirement.

5.2.	Approved Broker Requirement

Any Covered Account, except as otherwise indicated in the RIA Policy, must be maintained with an Approved Broker, as provided under the RIA Policy. In addition, all members of the Manager Solutions Team within WM Managed Solutions & Strategies who perform due diligence on registered funds held in managed accounts are also required to hold mutual fund-only accounts at Approved Brokers.3 Such Manager Solutions employees are also prohibited from trading in mutual funds that they know will be terminated or probated, until that decision has been publicly communicated.

5.3.	Blackout Provisions

The personal trading and investment activities of Access Persons are subject to particular scrutiny due to the fiduciary nature of JPMPI’s advisory business. Specifically, JPMPI must avoid even the appearance that its Access Persons conduct personal transactions in a manner that conflicts with JPMPI’s investment activities on behalf of Clients. Accordingly, Access Persons may be restricted from conducting personal investment transactions during certain periods (called “Blackout Periods”), and may be instructed to reverse previously completed personal investment transactions, as set forth under the RIA Policy. Additionally, the Compliance Department may restrict the personal trading activity of any Access Person if it is determined that such activity has the appearance of a conflict of interest.

[2]

Note that, while JPMPI Access Persons are subject to the RIA Policy, as employees of JPMPI affiliates, such individuals are also subject to the Personal Account Dealing Policy – Firmwide. To the extent any provision of the RIA Policy conflicts with the Personal Account Dealing Policy – Firmwide, the more restrictive provision will apply.

[3]	Access Persons other than the Manager Solutions Team can hold mutual fund-only accounts at non-Approved Brokers per the RIA Policy.

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5.4.	Minimum Investment Holding Period and Market Timing Prohibition

As set forth under the RIA Policy, Access Persons are subject to a minimum holding period, generally 60 days, for all transactions in Reportable Securities and, in some cases, for transactions in Reportable Funds.

Access Persons are not permitted to conduct transactions for the purpose of market timing in any Reportable Security or Reportable Fund. Market timing is defined as an investment strategy using frequent purchases, redemptions, and/or exchanges in an attempt to profit from short-term market movements.

Please see the RIA Policy for further details on transactions covered or exempted from the minimum investment holding period.

5.5.	Trade Reversals and Disciplinary Action

Transactions by Access Persons are subject to reversal due to a conflict (or appearance of a conflict) with JPMPI’s fiduciary responsibility or a violation of the Code or the RIA Policy. Such a reversal may be required even for a pre-cleared transaction that results in an inadvertent conflict or a breach of Blackout Period requirements under the RIA Policy.

Material violations by Access Persons of the Code or the RIA Policy will be reported to the employee’s group head and senior management. Violations will be reported quarterly to the Board of Directors.

Violations by Access Persons of the Code, the Firmwide Code of Conduct or any laws or regulations that relate to JPMPI’s operation of its business or any failure to cooperate with an internal investigation may result in disciplinary action up to and including immediate dismissal, including termination of regulatory licensing where applicable.

6.	Books and Records to be Maintained by Investment Advisers

The Compliance Department is responsible for maintaining books and records in accordance with the Records Management Policy – Firmwide, including:

a)	A copy of this Code and any other code of ethics adopted by JPMPI pursuant to Rule 204A-1 that is in effect or has been in effect at any time within the past five years;

b)	A record of any violation of the Code, and any Compliance action taken as a result of that violation;

c)	A record of all written acknowledgments of the violation for each person who is currently, or was within the past five years, a Supervised Person of JPMPI;

d)	A record of each report made by Access Persons required under the Reporting Requirements;

e)	A record of the names of persons who are currently, or were within the past five years, Access Persons;

f)

A record of any decision, and the reasons supporting the decision, to approve the acquisition or sale of securities by Access Persons under the Personal Account Dealing Policy – Firmwide and/or the RIA Policy. Pre-approval records of certain investments will be maintained for at least five years after the end of the fiscal year in which the approval is granted; and

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g)	Any other such record as may be required under this Code, the Personal Account Dealing Policy – Firmwide and/or the RIA Policy.

7.	Privacy

Supervised Persons have a responsibility to protect the confidentiality of information related to Clients. This responsibility may be imposed by law, may arise out of agreements with Clients, or may be based on policies or practices adopted by JPMPI. Certain jurisdictions have regulations relating specifically to the privacy of individuals and/or business and institutional customers. All business units and geographic areas within JPMC are subject to the JPMC Privacy Policy – Firmwide.

The restriction on disclosing confidential information is not intended to prevent Supervised Persons from reporting to the government or a regulator any conduct Supervised Persons believe to be in violation of the law, or from responding truthfully to questions or requests from the government, a regulator or in a court of law.

8.	Anti-Corruption

It is the policy of JPMC to comply with the anti-corruption laws that apply to JPMPI’s operations (and investments where JPMPI is deemed to have control), which laws include the United States Foreign Corrupt Practices Act, the Bank Secrecy Act, the USA Patriot Act, as well as anti-corruption laws and regulations of other countries in which JPMPI conducts business. JPMPI Supervised Persons are subject to JPMC’s Anti-Corruption Policy – Firmwide and JPMC’s Anti-Money Laundering Policy – Firmwide, which address these risks.

JPMC must never compromise its reputation by engaging in, or appearing to engage in, bribery or any form of corruption. Bribery and corruption are crimes with potentially severe penalties to JPMC and its employees and directors. The firm has zero tolerance for such activity.

9.	Conflicts of Interest

The following is a summary of commonly identified employee conflicts of interest, more details of which may be found under the applicable JPMPI policy and/or the Firmwide Code of Conduct.

9.1.	Trading in Securities of Clients

Supervised Persons shall not transact in any securities of a Client with which the Supervised Person has or recently had significant dealings or responsibility on behalf of JPMPI if such investment could be perceived as effected based on confidential information, including MNPI.

9.2.	Trading in Securities of Suppliers

Supervised Persons in possession of information regarding, or directly involved in negotiating, a contract material to a supplier of JPMPI may not invest in the securities of such supplier. If you own the securities of a company with which we are dealing and you are asked to represent JPMC in such dealings you must:

a)	Disclose this fact to your department head and the Compliance Department; and

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b)	Obtain prior approval from the Compliance Department before selling such securities.

9.3.	Pre-Clearance Procedures for Value-Added Investors

Prior to any telephone calls, video, and in-person meetings between a Supervised Person and a Value-Added Investor who is meeting to discuss his/her personal investment (or prospective investment) in Reportable Funds, the Supervised Person must obtain pre-clearance from the Compliance Department. In order to obtain pre-clearance approval, the following information must be provided to the Compliance Department prior to the meeting:

a)	Date and place of meeting;

b)	Name of the Value-Added Investor, his/her employer, and job title;

c)	Name of the Reportable Fund in which the Value-Added Investor is invested (or may invest);

d)	Names of all JPMC employees in attendance at the meeting and job titles; and

e)	Purpose of the meeting.

The Compliance Department will review the pre-clearance request and respond via email and will ensure that appropriate controls are instituted.

9.4.	Gifts and Entertainment

Supervised Persons must avoid circumstances that may cause, or create the appearance of, a conflict of interest between JPMPI and its clients or other business or commercial contacts. Supervised Persons may not give or receive anything of value, directly or indirectly, to influence improper action or obtain an improper advantage. Furthermore, the giving and receiving of gifts, including entertainment and hospitality, to or from persons who do or seek to do business with JPMPI have the potential to create actual conflicts or the appearance of conflicts, and may negatively impact JPMPI.

Gifts and entertainment can take many forms, including but not limited to: goods or services for which employees are not required to pay the retail or usual and customary cost; meals or refreshments; tickets to entertainment or sporting events; the use of a residence, vacation home or other accommodation; travel expenses; or charitable contributions or organization sponsorships. In addition to gifts and entertainment, JPMPI Supervised Persons may not make, direct or solicit any other person to make, any political contribution or provide anything else of value to anyone for the purpose of influencing or inducing the awarding or retention of investment advisory services business.

Guidelines that are more specific are set forth under the Firmwide Code of Conduct and the Gifts & Entertainment Policy – WM Global. Supervised Persons are required to log all gifts subject to reporting for approval in accordance with the foregoing policy and any violations of the policy are subject to guidelines governing disciplinary action and escalation with regard to Supervised Persons.

All gifts and entertainment provided to a Government Official (either U.S. or non-U.S.) must be pre-cleared by Compliance to ensure that they comply with jurisdictional restrictions.

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9.4.1. Gifts

Supervised Persons are not permitted to give gifts to Clients / third-party providers. Exceptions to this prohibition may be approved for gifts given to Clients / third-party providers for certain milestone life events or other region-specific customary occasions that are outlined in the Gifts & Entertainment Policy – WM Global.

•

Supervised Persons are prohibited from giving any gifts to Clients / third-party service providers who are ERISA Plan Sponsors or Union Officials, as defined in the Gifts & Entertainment Policy – WM Global.

•

Supervised Persons who are FINRA Registered Representatives and Non-Registered Associated Persons of a Broker-Dealer, regardless of line-of-business or location, are subject to the USD100 per client per year restriction.

Supervised Persons are furthermore generally prohibited from accepting gifts of any kind, however, there are certain situations where it is permissible in accordance with the Firmwide Code of Conduct.

•

Supervised Persons are prohibited from accepting any gifts from Clients / third-party providers who are ERISA Plan Sponsors or Union Officials, as defined in the Gifts & Entertainment Policy – WM Global.

9.4.2. Entertainment

Supervised Persons must exercise prudent judgment in conducting business entertainment. As a general rule, business entertainment must be within the limits of the Asset & Wealth Management Expense Policy and applicable local expense policies, and will not be considered a gift to the Client / third-party provider if the employee is present for the business entertainment. If, however, the employee is not present for the business entertainment, such entertainment will be considered a gift subject to the relevant limits and approvals set forth in the Gifts & Entertainment Policy – WM Global.

•

Supervised Persons are prohibited from giving business entertainment to Clients / third-party providers who are ERISA Plan Sponsors or Union Officials, as defined in the Gifts & Entertainment Policy—WM Global.

Supervised Persons must also exercise prudent judgment when being hosted by Clients / third-party providers. Business entertainment hosted by such individuals that is so lavish, excessive or inappropriate that it could give rise to an inference of impropriety or create or appear to create conflict of interest must be declined or, if identified as such only at the event, reviewed immediately following the event with Supervisory Management or senior management.

•	Supervised Persons are not permitted to accept business entertainment from ERISA Plan Sponsors and Union Officials, as defined in the Gifts & Entertainment Policy – WM Global.

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9.5.	Political Contributions and Activities

JPMC has a strict policy that forbids political contributions made on behalf of JPMC unless pre-approved. In accordance with Advisers Act Rule 206(4)-5, Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Supervised Persons are prohibited from considering JPMPI’s current or anticipated business relationships as a factor in making political or charitable donations. Additional requirements, restrictions, and other disclosures regarding all political activities are described under the Firmwide Code of Conduct and the Political Contributions and Political Activities Policy – WM US Registered Investment Advisers. Supervised Persons should ensure compliance with these and any other applicable policies before directly or indirectly:

•	making or soliciting political contributions or other payments to government officials, political action committees or state or local parties; or

•	paying or agreeing to pay, or causing JPMPI to pay or agree to pay, anyone to solicit government entities to invest in the Unregistered Funds or Registered Funds.

Supervised Persons are also required to report to their supervisor any contact or anticipated contact or client-facing activities with government entities.

Violations of these requirements are subject to the Global Anti-Corruption Violation Framework.

9.6.	Charitable Contributions

Charitable contributions made on behalf of JPMC must adhere to the Firmwide Code of Conduct and the Asset & Wealth Management Expense Policy.

9.7.	Outside Interests

A Supervised Person’s outside interests must not reflect adversely on JPMPI or give rise to a real or apparent conflict of interest with the Supervised Person’s duties to JPMPI or its Clients. Supervised Persons must be aware of potential conflicts of interest and be aware that they may be asked to discontinue any outside activity if a potential conflict arises. Supervised Persons may not, directly or indirectly:

a)	Accept a business opportunity from someone doing business or seeking to do business with JPMPI that is made available to the Supervised Person because of the individual’s position with JPMPI;

b)	Take for oneself a business opportunity belonging to JPMPI; or

c)	Engage in a business opportunity that competes with any of JPMPI’s businesses.

More specific guidelines are set forth under the Firmwide Code of Conduct and the Outside Interest Policy – Firmwide.

If any material change in relevant circumstances occurs, Supervised Persons must seek clearance for a previously approved activity. A material change may arise from a change in your job or association with JPMPI or in your role with respect to that activity or organization. Supervised Persons are required to be continually alert to any real or apparent conflicts of interest with respect to investment management activities and promptly disclose any such conflicts to the Compliance Department. Supervised Persons must also notify the Compliance Department when any approved outside activity terminates.

Regardless of whether an activity is specifically addressed under the Firmwide Code of Conduct, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm to the reputation of JPMPI.

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10.	Training

All Supervised Persons, as employees of JPMC, are required to take several training courses given each year by the Compliance Department (e.g., AML, Privacy, and Code of Conduct). In addition, upon notification by the Compliance Department, Supervised Persons may be required to attend additional trainings related to regulatory requirements or risk assessments.

Failure to attend and/or complete required training courses will be subject to guidelines governing disciplinary action and escalation with regard to Supervised Persons.

Compliance may, from time to time, distribute Compliance Bulletins reinforcing or clarifying prior guidance, communicating new regulatory developments, or the adoption or amendment of policies, procedures or controls.

11.	Escalation Guidelines

JPMC’s Compliance Violation Framework is an internal Compliance Department document and is used to notify group heads, managers and/or Human Resources (HR) of employee violations of Compliance policies along with the assigned severity of the applicable violations.

11.1.	Violations Prior to Material Violation

While the group head is notified of all violations, he/she is required to have a meeting with the employee when the Supervised Persons’ next violation would be considered material, in order to stress the importance of the requirement and inform the employee about the ramifications for not following the policy. The employee is also required to acknowledge, in writing, (form to be provided by Compliance) that that he/she is aware of the ramifications for noncompliance and he/she will be compliant going forward. The written acknowledgement is signed by both the employee and group head, and returned to the Compliance Department for record keeping.

11.2.	Material Violations

All material violations require the group head (MD level) and the Compliance Department to have a meeting with the employee and document in writing that the employee acknowledges the material nature of the violation and that he/she will be compliant going forward. The written acknowledgement, signed by the employee and group head, will be stored in the Compliance Department’s violations records. Additionally, HR is notified of all material violations and follows their established guidelines for disciplining the employee and recording such events in the employee’s personnel file.

There will be a mandated suspension of personal trading privileges for six months for all material violations of the personal trading or Access Persons requirements. Compliance and the group head may allow transactions for hardship reasons, but require documentation for pre-clearance.

An employee’s receipt of a material violation is considered when determining the employee’s annual compensation and eligibility for promotion.

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12.	Defined Terms

Access Persons

Access Persons of JPMPI include:

(1) Any director or officer of JPMPI; and

(2) Any Supervised Person, and any other individual designated by JPMPI’s CCO (or a properly authorized designee), who:

•  has access to non-public information regarding the purchase or sale of securities for any Client;

•  is involved in making securities recommendations to, or investment decisions on behalf of, Clients (or who has access to such recommendations that are nonpublic); or

•  directly provides or is directly involved in providing investment advice to Clients

Approved Broker	Any broker on the list of “Approved Brokers” as set forth under the Personal Account Dealing Asset Management Supplement.

Covered Account	An account in the name of or for the direct or indirect benefit of a Supervised Person or a Supervised Person’s spouse, domestic partner, minor children and any other person for whom the Supervised Person provides significant financial support, as well as to any other account over which the Supervised Person or any of these other persons exercise investment discretion, regardless of beneficial interest. Excluded from Covered Accounts are any 401(k) and deferred compensation plan accounts for which the Supervised Person has no investment discretion.

Automatic Investment Plan	A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership	Any interest held directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, or any pecuniary interest in equity securities held or shared directly or indirectly, subject to the terms and conditions set forth under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

Client	Any entity (e.g., person, corporation or collective investment vehicle such as an Unregistered Fund or Registered Fund) for which JPMPI provides advisory services or has a fiduciary responsibility.

Federal Securities Laws	The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes- Oxley Act of 2002, the Investment Company Act of 1940 (“1940 Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act (1999), any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the Department of the Treasury, each as may be amended and/or restated from time to time.

Government Official	Refer to the Defined Terms section in the Anti-Corruption Policy – Firmwide and Section 7.1.2 of the Gifts & Entertainment Policy – WM Global.

Initial Public Offering	An offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended

JPMC	J.P. Morgan Chase & Co.

Limited Offering	Is an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 thereunder

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Proprietary	Within the context of this Code is: 1) any research conducted by JPMPI or its affiliates; 2) any non-public information pertaining to JPMPI or its affiliates; or 3) all Reportable Funds

Registered Fund	Any investment company registered as such under the Investment Company Act of 1940, as amended

Reportable Fund	Any Registered Fund or Unregistered Fund for which JPMPI or an affiliate acts as investment adviser, subadviser or principal underwriter

Reportable Security

Is a security as defined under Section 202(a)(18) of the Advisers Act held for the direct or indirect benefit of an Access Person, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Excluded from this definition are:

1)  Direct obligations of the Government of the United States;

2)  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3)  Shares issued by money market funds; and

4)  Shares issued by open-end funds other than Reportable Funds

SEC	Securities and Exchange Commission

Supervised Persons	Employees of JPMPI affiliates who perform activities or services for JPMPI that are typically provided by employees of a registered investment adviser (other than administrative or clerical services). JPMPI’s Supervised Persons also include: any director, officer, partner or member of JPMPI (or other persons occupying a similar status or performing similar functions) and any other person who provides advice on behalf of JPMPI and is subject to JPMPI’s supervision and control.

Supervisory Management	A global business control function within Wealth Management providing supervision and oversight for sales, products and events teams.

Unregistered Fund	Any collective investment vehicle that would be an investment company as defined under the Investment Company Act of 1940, as amended, but for Sections 3(c)(1) or 3(c)(7) thereof

Window List Personnel	Employees who are subject to the Personal Account Dealing Policy – Firmwide and whose position, the nature of their work, or their access to information at JPMC indicates that they have access or potential access to MNPI relating to JPMC. Examples of such MNPI may include, but are not limited to, firmwide or full line of business forecast financials, significant regulatory matters such as litigation or legal reserves, new business initiatives and significant compliance and/or control matters.

Value-Added Investor	An executive level officer (i.e., president, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Partner) or director of a company, who, due to the nature of his/her position, may obtain material, non-public information

COMPLIANCE

13.	Document Information

Document Owner-Approver | Function or Line of Business | Country	James Goldstein, N080070, Executive Director	WM Solutions Compliance	USA

Document Primary Contact	Daniel Goldfarb, N596763, Vice President

Document Manager	Jonathan Haynes, V629244, Vice President

Annual Approval Date	December 31, 2020